Exhibit 4.7

Class A Common STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made as of August 2, 2018, by and between AirXpanders, Inc., a Delaware corporation (the “Company”), Mr. Barry Cheskin (“Cheskin”), and the purchasers set forth on the Schedule of Purchasers (together with Cheskin, each a “Purchaser” and collectively, the “Purchasers”).

Whereas, the Company has authorized the sale and issuance of an aggregate of 20,441,183 shares of Class A Common Stock, $0.001 par value per share (the “Shares”);

Whereas, the Purchasers desires to purchase from the Company, and the Company desires to sell and issue to the Purchasers, the Shares subject to the terms and conditions set forth in this Agreement; and

Whereas, the parties hereto have executed this Agreement on the date first written above.

Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.            Purchase and Sale of the Common Stock.

(a)     Subject to the terms and conditions hereof, at each Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Purchaser’s name on the Schedule of Purchasers, under the heading “Initial Closing” or “Second Closing” (as hereinafter defined) as applicable at a purchase price of $0.167190751 per share.

(b)     Each Purchaser shall deliver funds representing the aggregate purchase price set forth opposite such Purchaser’s name on the Schedule of Purchasers into an escrow account reasonably acceptable to the Company and the Purchasers on August 7, 2018 or at such time and place as the Company and Purchasers acquiring in the aggregate a majority of the Shares sold pursuant to this Agreement agree upon orally or in writing, and such funds shall be released from escrow immediately following the closing of the Rights Offering (as defined below).

2.           Closing.

(a)     The initial purchase and sale of the Shares shall take place automatically on or after August 22, 2018, at such time that all of the conditions to closing set forth in Sections 6 and 7 have been met at a place reasonably acceptable to the Purchasers and the Company (which time and place are designated as the “Initial Closing”).

(b)     After the Initial Closing and on the first business day after the Company obtains the Requisite Approval (as hereinafter defined), the Company shall sell, and Cheskin shall purchase, on the same terms and conditions as those contained in this Agreement, the number of Shares set forth opposite Cheskin’s name on the Schedule of Purchasers under the heading “Second Closing”. The date of the purchase and sale of these Shares are referred to in this Agreement as the “Second Closing”. The Initial Closing and Second Closing are each a “Closing”.

1 Equal to AUS$0.075 per CDI, assuming an exchange rate of 1 AUD to 0.74307 USD and a conversion rate of 3 CDIs to 1 Share of Class A Common Stock.

(c)     At each Closing, the Company shall deliver to each applicable Purchaser a certificate representing the Shares being purchased by such Purchaser at the Closing against payment of the purchase price therefor by check payable to the Company, or by wire transfer to a bank account designated by the Company.

3.            Representations and Warranties of the Company. As of each Closing, the Company represents and warrants to the Purchasers as follows:

(a)     Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted by it and to carry out the transactions contemplated by this Agreement. The Company is duly qualified as a foreign corporation and is in good standing in all such jurisdictions in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that any failure to be so qualified would not materially and adversely affect the financial condition, results of operations, assets, liabilities or business of the Company (a “Material Adverse Effect”).

(b)     Authorization of this Agreement. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action. The Company has duly authorized, executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by (x) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (y) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law)). The execution, delivery and performance of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by the Company do not and will not, with or without the passage of time or the giving of notice or both, violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, the Amended and Restated Certificate of Incorporation, of the Company, as currently in effect, or the Amended and Restated Bylaws of the Company, as currently in effect (collectively, the “Organizational Documents”), or any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or any material contract of the Company.

(c)     Authorization of the Shares. The issuance, sale and delivery hereunder by the Company of the Shares have been duly authorized by all requisite corporate action of the Company, and when so issued, sold and delivered the Shares will be validly issued free and clear of all liens and encumbrances and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Company or others.

(d)     No Governmental Consent or Approval Required. No authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required to be made or obtained by the Company for or in connection with the valid and lawful authorization, execution and delivery by the Company of this Agreement or for or in connection with the valid and lawful authorization, issuance, sale and delivery of the Shares, except exemptive filings under applicable securities laws, which are not required to be made until after the Closing and which shall be made on a timely basis.

(e)     No registration under the Securities Act Required: No registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchaser as contemplated hereby.

(f)      No Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company or any of its directors or officers that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

4.            Representations and Warranties of the Purchaser. Each Purchaser, severally and not jointly, represents and warrants to the Company as follows:

(a)     Purchase for Investment. Such Purchaser is acquiring the Shares purchasable by it hereunder for its own account, for investment and not for, with a view to, or in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(b)     No Intent to Take Over. Such Purchaser is not a party to any voting agreements or similar arrangements with respect to the Shares. Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Purchaser with the Commission with respect to the beneficial ownership of the Company’s Class A Common Stock, such Purchaser is not a member of a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of the Shares. Such Purchaser has no present actual intent to seek to effect, or to assist others in effecting, a hostile acquisition of the Company.

(c)     Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, the Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, executed any purchases or sales, including “short sales” as defined in Rule 200 of Regulation SHO of the Exchange Act, but shall be deemed to not include the location and/or reservation of borrowable shares of Class A Common Stock (“Short Sales”), of the securities of the Company during the period commencing as of the time that such Purchaser first learned of the specific purchase and sale transaction being effected pursuant to this Agreement and ending immediately prior to the execution and delivery hereof. Other than to other Persons party to this Agreement and to its counsel, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with the transaction expressly contemplated by this Agreement (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

(d)     Unregistered Securities; Legend. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such rules and regulations thereunder, and that such securities may be resold without registration under the U.S. Securities Act, only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with Rule 144 promulgated by the U.S. Securities and Exchange Commission (the “SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933, as amended (the “Securities Act”). The Shares shall bear the legends as set forth in Section 11, and appropriate stop transfer instructions may be issued.

(e)     Interested Stockholders. To the extent applicable, any Purchaser that is an “Interested Stockholder” (as such term is defined in Section 203 of the General Corporation Law of the State of Delaware) represents and warrants that it has been an Interested Stockholder for at least three years prior to the date hereof.

(f)     Status of Investor. The Purchaser has not been formed for the specific purpose of acquiring the Shares pursuant to this Agreement. The Purchaser understands the term “accredited investor” as used in Regulation D promulgated under the Securities Act and represents and warrants to the Company that the Purchaser is an “accredited investor” for purposes of acquiring the Shares purchasable by it hereunder.

(g)     Knowledge and Experience; Economic Risk. The Purchaser has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of privately held companies so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting its interest in connection with this transaction. The Purchaser is able to bear the economic risk of such investment, including a complete loss of the investment.

(h)     Access to Information. The Purchaser acknowledges that it and its representatives have had the opportunity to ask questions and receive answers from officers and representatives of the Company concerning the Company and its business and the transactions contemplated by this Agreement and to obtain any additional information which the Company possesses or can acquire that is necessary to verify the accuracy of the information regarding the Company herein set forth or otherwise desired in connection with the Purchaser’s purchase of the Shares purchasable by it hereunder.

(i)     Place of Business. The Purchaser has listed its principal place of business or registered address under its name on the signature page hereto.

(j)     No “Bad Actor” Disqualification. The Purchaser represents and warrants that neither (i) such person, nor (ii) any entity that controls such person or is under the control of, or under common control with, such person, nor (iii) any director of the Company that has been designated by such person, is subject to any of the “bad actor” Disqualification Events, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the Securities Act and disclosed in writing in reasonable detail to the Company.

(k)     Lock Up. The Purchaser agrees that on or prior to August 17, 2018, neither the Purchaser nor any of its affiliates shall offer, sell, contract to sell, pledge, grant any option to purchase, make any Short Sale or otherwise dispose of in any manner, either directly or indirectly, any shares, including any CHESS Depository Interests (“CDIs”), held by such Purchaser purchased under this Agreement or any securities of the Company currently owned by the Purchaser, other than transfers of securities between and among the Purchaser and any one or more of its affiliates.

(l)     Authorization of this Agreement. The Purchaser has duly authorized, executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as enforceability may be limited by (x) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (y) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law)).

5.            Covenants of the Company.

(a)     The Company shall use its best efforts to obtain the approval of the Company’s stockholders for the purpose of ASX Listing Rule 10.11 and all other purposes to the issue of Shares to Cheskin (the “Requisite Approval”).

(b)     The Company shall use its best efforts to file the resale registration statement on Form S-3 under Securities Act with respect to the Shares within 60 days after the Closing.

6.         Conditions Precedent to Closing by the Purchaser. The obligation of the Purchasers to purchase and pay for the Shares at each Closing is subject to satisfaction (or waiver by the Purchaser) of the following conditions precedent at or before the Closing:

(a)     Representations and Warranties Correct. Each of the representations and warranties of the Company contained in Section 3 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, except for (a) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and (b) those representations and warranties which (i) are qualified as to materiality or (ii) provide that the Company’s failure to comply with such representation or warranty would not result in a Material Adverse Effect shall be true and accurate in all respects as of the Closing.

(b)     Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of Australia, the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

7.          Conditions Precedent to Closing by the Company. The obligation of the Company to issue and sell the Shares being sold to the Purchaser at each Closing is subject to satisfaction (or waiver by the Company) of the following conditions precedent at or before the Closing:

(a)     Representations and Warranties Correct. The representations and warranties made in Section 4 hereof by the Purchaser shall be true and correct in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing.

(b)     Consents, Permits and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

(c)     Release of Escrowed Funds. All funds delivered into escrow pursuant to Section 1(b) will have been released to the Company.

(d)     Closing of Rights Offering. The concurrent rights offering being made to holders of the Company’s common stock or CDIs with a registered address in Australia or New Zealand, as described more fully in the Registration Statement on Form S-1, filed on or about the date of this Agreement (the “Rights Offering”) shall have closed.

(e)     Requisite Approval. With respect to Second Closing and Cheskin only, the Company shall have obtained the Requisite Approval.

8.        Fees and Expenses. Each party to this Agreement shall bear all of its own fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, including all fees of such party’s legal counsel.

9.          Remedies. In case any one or more of the representations, warranties, covenants or agreements set forth in this Agreement shall have been breached by the Company, the Purchaser may proceed to protect and enforce its rights either by suit in equity or by action at law, including, but not limited to, an action for damages as a result of any such breach or an action for specific performance of any such covenant or agreement contained in this Agreement.

10.         Survival of Representations, Warranties and Agreements. The covenants, representations and warranties of the parties contained herein shall survive any Closing hereunder. Each of the parties may rely on such covenants, representations and warranties irrespective of any investigation made, or notice or knowledge held by, it or any other person.

11.           Legend. It is understood that the certificates evidencing the Shares may bear the following legend (or substantially similar legends):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

12.          Entire Agreement; Effect on Prior Documents. This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

13.          Notices. All notices, requests, consents and other communications hereunder (“Notices”) to any party shall be contained in a written instrument addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by fax or email showing confirmation of receipt, (b) three days after being duly sent by first class mail postage prepaid (other than in the case of Notices to or from any non-U.S. resident, which Notices must be sent in the manner specified in clause (a) or (c)), or (c) two days after being duly sent by DHL, Federal Express or other recognized express international courier service: if to the Company, to Scott Murcray, Chief Financial Officer, AirXpanders, Inc., 3047 Orchard Parkway, San Jose, CA 95134, email: smurcray@airxpanders.com; with a copy to (which shall not constitute notice) to Cooley LLP 3175 Hanover St., Palo Alto, CA 94304, Attn: Mark Weeks, email: mweeks@cooley.com. All communications to the Purchasers shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 14).

14.          Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Shares. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

15.         Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and upon such delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

16.          Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.         Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

18.         Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware without regard to its principles of conflicts of laws.

19.         Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, each of the successors and assigns of the parties hereto and, except as otherwise expressly provided herein, each other person who shall become a registered holder named in a certificate evidencing the Shares transferred to such holder by a Purchaser or its permitted transferees, and (except as aforesaid) its legal representatives, successors and assigns.

20.         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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In Witness Whereof, the undersigned have executed this Class A Common Stock Purchase Agreement as of the day and year first written above.

COMPANY:

AirXpanders, INC.

By: /s/ Frank Grilo

Name: Frank Grillo

Title: Chief Executive Officer

[Signature Page to Class A Common Stock Purchase Agreement]

In Witness Whereof, the undersigned have executed this Class A Common Stock Purchase Agreement as of the day and year first written above.

PURCHASERS:

Vivo Ventures Fund VII, L.P.

/s/ Albert Cha

By: Albert Cha,

Managing Member of Vivo Ventures VII, LLC, its

General Partner

Vivo Ventures VII Affiliates

Fund, L.P.

/s/ Albert Cha

By: Albert Cha,

Managing Member of Vivo Ventures VII, LLC, its

General Partner

[Signature Page to Class A Common Stock Purchase Agreement]

In Witness Whereof, the undersigned have executed this Class A Common Stock Purchase Agreement as of the day and year first written above.

PURCHASERS:

/s/ Barry Cheskin

Barry Cheskin

[Signature Page to Class A Common Stock Purchase Agreement]

Schedule of purchasers

Initial Closing

Purchaser Name	Purchase Amount	Shares of Class A Common Stock
Vivo Ventures Fund VII, L.P. 505 Hamilton Avenue, Suite 207 Palo Alto, CA 94301	$3,295,746.33	19,712,492
Vivo Ventures VII Affiliates Fund, L.P. 505 Hamilton Avenue, Suite 207 Palo Alto, CA 94301	$71,833.04	429,631
Total	$3,367,579.37	20,142,123

Second Closing

Purchaser Name	Purchase Amount	Shares of Class A Common Stock
Barry Cheskin	$50,000.07	299,060
Total	$50,000.07	299,060